Exhibit 23(g)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2019, relating to the consolidated financial statements of Piedmont Natural Gas Company, Inc. and subsidiaries (“Piedmont Natural Gas”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to Piedmont Natural Gas’s change in fiscal year from October 31 to December 31 resulting in a 2-month transition period beginning November 1, 2016 through December 31, 2016), appearing in the Annual Report on Form 10-K of Piedmont Natural Gas for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
September 23, 2019